Exhibit 99.1
FOR IMMEDIATE RELEASE
June 22, 2010
ORITANI BANK’S DEPOSITORS AND ORITANI FINANCIAL CORP.’S
STOCKHOLDERS APPROVE THE PLAN OF CONVERSION
ORITANI FINANCIAL CORP. ANNOUNCES RESULTS OF ITS STOCK
OFFERING
Township of Washington, NJ, June 22, 2010 — Oritani Financial Corp.-a federal corporation (“Oritani Federal”) (Nasdaq: ORIT), announced today that its stockholders and the depositors of Oritani Bank (the “Bank”) each approved the plan of conversion pursuant to which Oritani Financial Corp., MHC will convert to a stock holding company form of organization and Oritani Financial Corp.-a Delaware corporation (the “Company”), the proposed stock holding company for the Bank, will sell shares of its common stock.
Oritani Federal also announced that the Company expects to sell 41,363,214 shares of common stock at $10.00 per share, for gross offering proceeds of $413.6 million in the offering. Orders for a total of 13,936,932 shares of common stock have been accepted in the syndicated community offering, for which Stifel, Nicolaus & Company, Incorporated acted as sole book-running manager and Sandler O’Neill & Partners, L.P. and Sterne, Agee & Leach, Inc. acted as co-managers. The Company received orders for 27,426,282 shares of common stock in the subscription and community offerings, for which Stifel, Nicolaus & Company, Incorporated acted as selling agent. All orders properly executed in the subscription and community offerings will be filled in whole. The Company’s employee stock ownership plan will purchase its shares of common stock in the open market following consummation of the stock offering.
Concurrent with the completion of the offering, shares of Oritani Federal’s common stock owned by the public will be exchanged for shares of the Company’s common stock so that Oritani Federal’s existing stockholders will own approximately the same percentage of the Company’s common stock as they owned of Oritani Federal’s common stock immediately prior to the conversion. As a result, stockholders of Oritani Financial Federal will receive 1.500 shares of the Company’s common stock for each share of Oritani Federal common stock they own immediately prior to completion of the transaction. Cash in lieu of fractional shares will be paid at a rate of $10.00 per share. As a result of the offering and the exchange of shares, the Company will have approximately 55,721,129 shares outstanding after giving effect to the transaction.
The transaction is scheduled to close on June 24, 2010, at which time Oritani Financial Corp., MHC and Oritani Federal will cease to exist and the Company will become the fully public stock holding company of Oritani Bank. The shares of common stock of Oritani Federal will cease trading under the trading symbol “ORIT” on the Nasdaq Global Select Market at the close of business on June 23, 2010. The shares of common stock sold in the offering and issued in the exchange are expected to begin trading on the Nasdaq Global Select Market on June 24, 2010 under the trading symbol “ORITD” for a period of 20 trading days and will thereafter revert to “ORIT.”
Stock certificates for shares purchased in the subscription offering and community offering are expected to be mailed to subscribers on or about June 28, 2010. Stockholders of Oritani Federal holding shares in street name or in book-entry form will receive shares of the Company within their accounts. Stockholders of Oritani Federal holding shares in certificated form will be mailed a letter of transmittal on or about June 28, 2010 and receive their shares of Company common stock and cash in lieu of fractional shares after returning their stock certificates and a properly completed letter of transmittal to the Company’s transfer agent.

Forward Looking Statements — This release may contain certain “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and may be identified by the use of such words as “believe,” “expect,” “anticipate,” “should,” “planned,” “estimated,” and “potential.” Examples of forward looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of Oritani Financial Corp.-a Delaware corporation, Oritani Federal and Oritani Bank that are subject to various factors which could cause actual results to differ materially from these estimates. These factors include, but are not limited to, general economic and market conditions, legislative and regulatory conditions, changes in interest rates that affect Oritani Bank’s interest rate spread, changes in deposit flows, loan demand or real estate values and other economic, governmental, competitive, regulatory and technological factors that may affect Oritani Financial Corp.-a Delaware, Oritani Federal and Oritani Bank’s operations.